Execution Version

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of April 15, 2012 among Teavana Corporation, a Georgia corporation (the "Company"), ST Acquisition Company, a Connecticut corporation ("ST"; the Company and ST are referred to herein, collectively, as "Borrowers" and, individually, as a "Borrower"), Teavana Holdings, Inc., a Delaware corporation ("Holdings"), Teavana Franchising Corporation, a Georgia corporation ("TFC"), Teavana International, Inc., a Georgia corporation ("TI"), Teavana Gift Company, a Colorado corporation ("TGC"; Borrowers, Holdings, TFC, TI and TGC are referred to herein, collectively, as "Obligors" and, individually, as an "Obligor"), and Fifth Third Bank, an Ohio banking corporation ("Bank").

W I T N E S S E T H:

WHEREAS, Obligors (other than TGC) and Bank have entered into that certain Loan and Security Agreement dated as of June 12, 2008 (as heretofore amended, modified or otherwise supplemented, the "Loan Agreement");

WHEREAS, pursuant to that certain Joinder Agreement dated as of April 22, 2011 between TGC and Bank, TGC agreed to be deemed an Obligor under the Loan Agreement and to have all of the obligations of an Obligor thereunder;

WHEREAS, Obligors desire to obtain the consent of Bank to the consummation of the acquisition by Teavana Canada of substantially all of the assets of Teaopia Limited, a company subject to the provisions of the Business Corporations Act (Ontario) ("Teaopia"), as contemplated by the Teaopia Acquisition Documents (as defined below) (the "Teaopia Acquisition"), and Bank is willing to do so on the terms and subject to the conditions set forth herein; and

WHEREAS, Obligors desire to amend the Loan Agreement as set forth herein, and Bank is willing to do so on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      Definitions. Terms defined in the Loan Agreement which are used herein shall have the same meanings as are set forth in the Loan Agreement for such terms unless otherwise defined herein.
      Amendment. Upon the occurrence of the Effective Time (as hereinafter defined):
        The following definitions set forth in Section 1.1 of the Loan Agreement are amended and restated in their entirety as follows:

        Applicable Margin means: (a) for Base Rate Advances, 1.00% per annum, and (b) for LIBOR Rate Advances (i) for the period commencing on the Amendment No. 3 Effective Date and ending on the First Adjustment Date, 4.00% per annum, and (ii) commencing on the First Adjustment Date and thereafter, the Applicable Margin for LIBOR Rate Advances shall equal the percentage per annum in effect from time to time determined as set forth below based upon the Consolidated Leverage Ratio then in effect pursuant to the appropriate row of the table below:

Consolidated Leverage Ratio (to 1.00)	Applicable Margin for LIBOR Rate Advances
Less than 0.50	3.00%
Greater than or equal to 0.50 but less than 1.00	3.50%
Greater than or equal to 1.00 but less than 1.50	4.00%
Greater than or equal to 1.50	4.50%

        The Applicable Margin for LIBOR Rate Advances shall be adjusted from time to time upon receipt by Bank of the monthly financial statements of Obligors and their Subsidiaries for the last Fiscal Month of each Fiscal Quarter which are required to be delivered pursuant to Section 5.1(b)(ii) accompanied by a written calculation of the Consolidated Leverage Ratio certified on behalf of Obligors by a Responsible Officer for the Computation Period then ending. If such calculation indicates that, based on the Consolidated Leverage Ratio, the Applicable Margin for LIBOR Rate Advances shall increase or decrease, then, on the fifth (5th) Business Day following the date of receipt of such financial statements and written calculation, the Applicable Margin for LIBOR Rate Advances shall be adjusted to be the Applicable Margin for LIBOR Rate Advances set forth in the column above opposite the applicable Consolidated Leverage Ratio; provided, however, that if Obligors shall fail to deliver any such financial statements for any such last Fiscal Month of a Fiscal Quarter by the date required pursuant to Section 5.1(b)(ii), then, at Bank's election, effective as of the fifth (5th) Business Day after the date such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day after the date (if ever) such financial statements and such written calculation are finally delivered, the Applicable Margin for LIBOR Rate Advances shall be conclusively presumed to equal the highest Applicable Margin for LIBOR Rate Advances specified in the table set forth above in this definition of Applicable Margin.

        Consolidated New Store Capital Expenditures means, without duplication, the sum of (a) as to all Stores for any period, the aggregate amount expended for Capital Expenditures for each such Store during such period prior to the initial opening for business of such Store, plus (b) with respect to Stores purchased by Teavana Canada in connection with the Teaopia Acquisition (as defined in Amendment No. 3), the lesser of (i) $2,500,000 and (ii) the aggregate amount expended for Capital Expenditures for each such Store during the one year period beginning on the effective date of the Teaopia Acquisition and ending on the first anniversary thereof, all as determined for Obligors and their Subsidiaries for such period on a consolidated basis in accordance with GAAP.

        First Adjustment Date means the fifth (5th) Business Day following the date on which the monthly financial statements of Obligors and their Subsidiaries shall have been delivered to Bank pursuant to Section 5.1(b)(ii) for the last Fiscal Month of the Fiscal Quarter ending on February 3, 2013, accompanied by a Compliance Certificate including a written calculation of the Consolidated Leverage Ratio as of February 3, 2013.

        LIBOR means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 (or any successor pages) as of 11:00 am (London, England time) two (2) Business Days prior to the first day in such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates; further provided, however, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by Bank (rounded upwards, if necessary, to the nearest 1/16th of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 am (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Bank in the London interbank market for such Interest Period for the applicable principal amount on such date of determination as reasonably determined by Bank.

        Maximum Revolving Facility means (a) from the Amendment No. 3 Effective Date to and including December 31, 2012, $50,000,000, and (b) on and after January 1, 2013, $40,000,000.

        The following defined terms are added to Section 1.1 of the Loan Agreement in their proper alphabetical order:

        Amendment No. 3 means that certain Amendment No. 3 to Loan and Security Agreement dated as of April 15, 2012 among Obligors and Bank.

        Amendment No. 3 Effective Date means the "Effective Date" as such term is defined in Amendment No. 3.

        Teaopia Purchase Agreement has the meaning given such term in Amendment No. 3.

        Section 5 of the Loan Agreement is amended by adding the following thereto as a new Section 5.21 thereof:

        5.21 Intellectual Property Licenses. Each Obligor shall, and shall cause its Subsidiaries to, cause all licenses by such Obligor or such Subsidiary of its patents, trademarks, service marks, trade names and copyrights (whether to an Affiliate or any other Person) to be subject and subordinate to the Liens in favor of Bank on such patents, trademarks, service marks, trade names and copyrights on terms reasonably satisfactory to Bank.

        Section 6.2 of the Loan Agreement is amended by deleting the word "and" from the end of clause (e) thereof and by adding the following thereto immediately prior to the period at the end of clause (f) thereof:

        ; and (g) the Assumed Liabilities (as such term is defined in the Teaopia Purchase Agreement)

        Clause (iii) of Section 6.5 of the Loan Agreement is amended and restated in its entirety as follows:

        (iii) Investments by any one or more of Holdings and the Company in or to Teavana Canada in an aggregate amount not to exceed the sum of (x) $4,000,000, plus (y) only for purposes of paying, and so long as such Investments are used to pay, the Purchase Price (as defined in the Teaopia Purchase Agreement) and other amounts payable by Teavana Canada under the Teopia Purchase Agreement, $27,287,500; and

        Section 7.3 of the Loan Agreement is amended and restated in its entirety as follows:

        7.3 Consolidated Net Capital Expenditures. The aggregate amount of all Consolidated Net Capital Expenditures made in any Fiscal Year to exceed $6,000,000 (the "Cap"); provided, however, if, on any date, the aggregate amount of all Consolidated Net Capital Expenditures made during the period beginning on the first day of the then current Fiscal Year and ending on such date exceed the Cap solely as a result of the inclusion of Consolidated New Store Capital Expenditures therein, a Default shall not occur on such date as a result of a breach of thisSection 7.3 so long as no Obligor or Subsidiary shall make or incur any other Consolidated Capital Expenditures at any time during such Fiscal Year occurring after the date of such inclusion.

        Section 7.4 of the Loan Agreement is amended and restated in its entirety as follows:

        7.4 Consolidated Capital Expenditures. The sum of (a) the aggregate amount of all Consolidated Capital Expenditures made in any Fiscal Year, minus (b) the lesser of (i) 30% of the amount determined pursuant to the preceding clause (a), and (ii) the aggregate amount of Cash Tenant Allowances received in such Fiscal Year, to exceed the amount set forth opposite such Fiscal Year below:

Fiscal Years Ending:	Maximum Consolidated Capital Expenditures: (in millions)
January 31, 2012	$18.9
January 31, 2013	$23.4
January 31, 2014	$22.0
January 31, 2015	$23.0
After 2015	$26.0

        As used herein, the term "Cash Tenant Allowances" for any period shall mean the aggregate net cash amount paid by landlords to Borrowers in such period to reimburse Borrowers for Consolidated Capital Expenditures incurred by Borrowers to build-out new Stores leased from such landlords, but only to the extent such amounts are received in the Ordinary Course of Business and are not refunded. For the avoidance of doubt, "Consolidated Capital Expenditures" shall not include the Purchase Price (as defined in the Teaopia Purchase Agreement (as defined in Amendment No. 3)).

        The following is added to Section 8 of the Loan Agreement as a new Section 8.17 thereof:

        8.17 Teavana Canada. Notwithstanding anything in this Agreement or any other Financing Agreement to the contrary, (a) Teavana Canada shall not be required to guaranty the Liabilities or to grant to Bank a security interest in any of its property (including its rights under the Canadian License Agreement (as defined in Amendment No. 3)) to secure the Liabilities, and (b) only the following Equity Interests of Teavana Canada shall be pledged by Holdings to Bank to secure the Liabilities pursuant to such documents, instruments and agreements as Bank may reasonably require: (i) 65% of the Equity Interests of Teavana Canada constituting the total combined classes of Equity Interests entitled to vote, and (ii) 100% of the non-voting Equity Interests of Teavana Canada.

        The following is added to Exhibit 5.2(c) to the Loan Agreement as a new Section D thereof:

      D. Consolidated New Store Capital Expenditures for the period beginning on ________, 20__ and ending on ________, 20.

      1. As to all Stores for any period, the aggregate amount

      expended for Capital Expenditures for each such Store

      during such period prior to the initial opening for business of such Store $________

      2. With respect to Stores purchased by Teavana Canada in

      connection with the Teaopia Acquisition (as defined in

      Amendment No. 3), the lesser of (i) $2,500,000 and

      (ii) the aggregate amount expended for Capital Expenditures for each such Store during the one year period beginning on the effective date of the Teaopia Acquisition and ending on the first anniversary thereof $________

      3. Total New Store Capital Expenditures $________

      Consent; Waiver. Upon the occurrence of the Effective Time (as hereinafter defined), (a) notwithstanding any provisions of the Loan Agreement to the contrary, Bank hereby consents to the Twin Acquisition, and (b) Bank hereby waives any Event of Default that may exist under the Loan Agreement resulting from or relating to the Twin Acquisition, including any related license of certain patents, trademarks, services marks, tradenames, copyrights and other intellectual property rights by the Company to Teavana Canada (any such agreement, the "Canadian License Agreement"), subject to the provisions of Section 5.21 of the Loan Agreement. The foregoing waivers are specifically limited in time and scope to the Teaopia Acquisition and shall not be deemed to extend or apply to any other event or occurrence in existence as of the date hereof or arising hereafter. In addition, the foregoing waivers shall not be deemed to constitute a custom or a practice on the part of Bank and shall not establish or be deemed to have established a course of dealing among Bank and Obligors under the Loan Agreement or any other Financing Agreement.
      Conditions. The terms of Sections 2 and 3 of this Agreement shall become effective only when each of the following conditions has been completely satisfied as determined by Bank in its discretion (the time of such satisfaction being hereinafter referred to as the "Effective Time;" the Effective Time shall be deemed to occur on the date of this Agreement (the "Effective Date") unless Bank provides written notice to the contrary to Obligors):
        Documents. Bank shall have received each of the following agreements, instruments and other documents, in each case in form and substance acceptable to Bank in its discretion:
            this Agreement duly executed and delivered by Obligors and Bank; and
            the documents, instruments, agreements, opinions, certificates and other items listed on the Document Checklist attached hereto as Exhibit A; and
            such other documents, instruments, agreements, opinions, certificates and other items as Bank may reasonably request in connection with this Agreement.
        Teaopia Acquisition. The Teaopia Acquisition shall have been consummated in accordance with applicable law and the terms of all material agreements, documents and instruments executed and delivered by any Obligor pursuant to the Teaopia Acquisition (collectively, together with the Teaopia Purchase Agreement (as defined below), the "Teaopia Acquisition Documents"), including, without limitation, that certain Asset Purchase Agreement dated on or about April 15, 2012 among the Company, Teavana Canada, Teaopia and the Principals listed thereon (the "Teaopia Purchase Agreement"). The Company, Teavana Canada and Teaopia shall have received all required consents to all material assignments and material transfers contemplated by the Teaopia Acquisition Documents. All material terms and conditions of the Teaopia Acquisition and each material Teaopia Acquisition Document shall be in form and substance reasonably acceptable to Bank in all material respects. The representations and warranties in each Teaopia Acquisition Document of each Obligor and, to the knowledge of each Obligor, of each other Person party thereto shall be true and correct in all material respects on and as of the Effective Date (except to the extent such representations and warranties expressly refer to a specific date, in which case they shall be true and correct in all material respects as of such specific date). All of the conditions precedent to the Teaopia Acquisition set forth in each Teaopia Acquisition Document shall have been satisfied or, upon notice to Bank on or prior to the Teaopia Acquisition, waived. Each Teaopia Acquisition Document shall have been duly executed and delivered by all parties thereto and shall be in full force and effect. Each Obligor represents and warrants that Bank has received true and complete copies of all material Teaopia Acquisition Documents.
        Representations and Warranties; No Event of Default. As of the date hereof (and, if different, also as of the Effective Date) (a) the representations and warranties contained herein, in the Loan Agreement (as amended hereby) and in each other Financing Agreement shall be true and correct in all material respects (both immediately before and after giving effect to consummation of the transactions contemplated hereby), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date; and (b) after giving effect to the provisions of Section 3 hereof, no Event of Default has occurred and is continuing.
        Proceedings.  All corporate and other proceedings taken in connection with the transactions contemplated hereby and all agreements, instruments, certificates and other documents relating thereto shall be in form and substance reasonably satisfactory to Bank, as determined in its discretion.
        Fees. All fees and out-of-pocket expenses required to be paid to Bank and Bank's special counsel on or prior to the Effective Date shall have been paid in full.
      Consent of Guarantors. Each of Holdings, TFC, TI and TGC, in its capacity as a guarantor under any one or more of the Guaranties and any other guaranties made by any one or more of Holdings, TFC, TI and TGC in favor of Bank, hereby consents to this Agreement and the Amendment Documents and the amendments, consents and waivers contained herein and confirms and agrees that, notwithstanding this Agreement and the Amendment Documents and the effectiveness of the amendments, consents and waivers contained herein, each of the Guaranties and each such other guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects notwithstanding the terms of this Agreement, the Amendment Documents or any other amendment to the Loan Agreement. Nothing herein is intended or shall be deemed to limit Bank's rights under any of the Guaranties or any other guaranty made by any one or more of Holdings, TFC, TI and TGC in favor of Bank to take action without the consent of any one or more of Holdings, TFC, TI and TGC in its capacity as a guarantor under any of the Guaranties or any such other guaranty.
      Representations and Warranties.
        Authority, Authorization, Enforceability, No Conflict. Each Obligor represents and warrants that: (a) the execution and delivery by such Obligor of this Agreement, each other document, instrument and agreement to be executed and delivered by such Obligor in connection herewith (collectively, the "Amendment Documents") and the Loan Agreement (as amended hereby), and the performance of such Obligor's obligations hereunder and thereunder: (i) are within the corporate powers of such Obligor; (ii) are duly authorized by the board of directors of such Obligor, and, if necessary, the shareholders of such Obligor; (iii) are not in contravention of the terms of the Organization Documents of such Obligor, or of any document evidencing any Contractual Obligation to which such Obligor is a party or any judgment, decree or order of any Governmental Authority to which such Obligor or its Property is subject; (iv) do not require any governmental consent, registration or approval or any filing with or notice to any Governmental Authority; (v) do not contravene any order, injunction, writ or decree of any Governmental Authority to which any Obligor or its Property is subject; and (vi) will not result in the imposition of any Lien upon any property of such Obligor under any document evidencing any Contractual Obligation (other than Liens in favor of Bank under the Loan Agreement, as amended hereby); (b) each of this Agreement, the Amendment Documents, the Loan Agreement and each of the other Financing Agreements, after giving effect hereto, constitutes the legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles; (c) as of the date hereof, and (after giving effect hereto and consummation of the transactions contemplated hereby) as of the Effective Date, there exists no Event of Default; and (d) all conditions set forth in Section 4 of this Agreement have been satisfied in full (provided that no representation or warranty is made as to Bank's acceptance or satisfaction with any matter).
        Reaffirmation. Each Obligor hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and all other Financing Agreements to which such Obligor is a party (after giving effect hereto).
      Release. Each Obligor for itself and its shareholders and affiliates and the successors, assigns, heirs and representatives of each of the foregoing does hereby fully, finally and unconditionally release and forever discharge Bank and its shareholders, affiliates, agents, attorneys, employees, directors, and officers and the successors, assigns, heirs and representatives of each of the foregoing, from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case whether known or unknown, contingent or fixed, direct or indirect and of whatever nature or description and whether in law or in equity under contract, tort, statute or otherwise, which any Obligor has heretofore had or now or hereafter can, shall or may have by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date arising out of, connected with or related in any way to this Agreement, the Amendment Documents, the Loan Agreement or any other Financing Agreement, any proposal letter, commitment letter or term sheet, or any act, event or transaction related or attendant thereto, the agreements of Bank contained therein, the possession, use, operation or control of any of the assets of any Obligor, the making of any Loan or any other advances, the management of any Loan or other advances or the Collateral.
      References, Etc.
        On and after the Effective Date, (a) each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Loan Agreement as amended hereby, and (b) each reference to the Loan Agreement in all other Financing Agreements shall mean and be a reference to the Loan Agreement as amended hereby.
        Except as otherwise provided herein, the Loan Agreement, all other Financing Agreements, all covenants, representations and warranties made therein, and all other documents, instruments and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby reaffirmed, ratified and confirmed.
        The execution, delivery and effectiveness of this Agreement and the Amendment Documents shall not, except as specifically stated herein, (a) amend the Loan Agreement or any other Financing Agreement, (b) operate as a waiver of any right, power or remedy of Bank, or (c) constitute a waiver of, or consent to any departure from, any provision of the Loan Agreement, any Financing Agreement or any other documents, instruments and agreements executed or delivered in connection therewith.
        Each Obligor acknowledges and agrees that: (a) as of the date hereof (and, if different, also as of the Effective Date), such Obligor has no defenses, claims or set-offs to the payment of the Liabilities or to the enforcement of the Liabilities, the Loan Agreement or any of the other Financing Agreements; and (b) the Liens granted to Bank by such Obligor are and remain valid perfected Liens in the assets of such Obligor securing the payment and performance of the Liabilities.
        This Agreement and the Amendment Documents shall be deemed Financing Agreements for the purposes of the Loan Agreement.
      Miscellaneous.
        Costs and Attorneys' Fees. Borrowers jointly and severally agree to reimburse Bank on demand for all expenses and fees paid or incurred in connection with the analysis, documentation, negotiation and closing of this Agreement and the Amendment Documents, including lien search, filing and recording fees and the fees and expenses of Bank's attorneys (including all fees of all paralegals and other staff employed by such attorneys), whether such expenses and fees are incurred prior to or after the date hereof.
        Further Assurances. Each Obligor hereby agrees from time to time, as and when reasonably requested by Bank, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Bank may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement and the Amendment Documents.
        Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of each Obligor and the successors and assigns of Bank, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns.
        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
        Governing Law. This Agreement shall be governed by and construed in accordance with, and any dispute between the parties hereto arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).
        WAIVER OF JURY TRIAL. EACH OBLIGOR AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK AND SUCH OBLIGOR ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AMENDMENT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
        Headings. Section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties.
        Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment No. 3 to Loan and Security Agreement has been duly executed as of the day and year first above written.

TEAVANA CORPORATION

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

ST ACQUISITION COMPANY

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

TEAVANA HOLDINGS, INC.

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

TEAVANA FRANCHISING CORPORATION

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

TEAVANA INTERNATIONAL, INC.

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

TEAVANA GIFT COMPANY

By: /s/ Daniel P. Glennon

Name: Daniel P. Glennon

Title: Chief Financial Officer

FIFTH THIRD BANK

By: /s/ Douglas Motl

Name: Douglas Motl

Title: Vice President